EXHIBIT 16.1



ROGER G. CASTRO CPA
463 5th Street
Oxnard, California 93030

805-486-5630
805-487-7433



                                                                January 29, 2002


United States
Securities and Exchange Commission
Washington, DC 20549



Gentlemen:

We have read Item 4(a) of the Form 8-K of American Ammunition, Inc., and are in agreement with the statements contained therein. During the Registrant's past two (2) fiscal years and in any subsequent interim period preceding the date of our dismissal as the Registrant's certifying accountant, there were no disagreements between my firm and the Registrant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. No report on the financial statements of the Registrant for the past two (2) fiscal years prepared by my firm contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.



                                                            Sincerely,

                                                             /s/ Roger G. Castro
                                                            Roger G. Castro, CPA